                                                     FILED UNDER RULE 424(b)(5)
                                                     Registration No. 333-27803

                                                                    CONSECO LOGO
PRICING SUPPLEMENT

(TO PROSPECTUS DATED JUNE 24, 1997 AND
PROSPECTUS SUPPLEMENT DATED FEBRUARY 23, 1998)

                                  $800,000,000

                                 CONSECO, INC.
$550,000,000 6.4% MANDATORY PAR PUT REMARKETED SECURITIES(SM)("MOPPRS(SM)") DUE
                                 JUNE 15, 2011

                   $250,000,000 6.8% NOTES DUE JUNE 15, 2005
                            ------------------------

     Conseco, Inc. (the "Company") is offering the 6.4% MandatOry Par Put Remarketed Securities(SM)("MOPPRS(SM)") due June 15, 2011 and the 6.8% Notes due June 15, 2005 (the "Notes" and, together with the MOPPRS, the "Offered Securities"). The annual interest rate on the MOPPRS to June 15, 2001 (the "Remarketing Date") is 6.4%. THE MOPPRS ARE SUBJECT TO MANDATORY TENDER ON THE REMARKETING DATE. If Salomon Brothers Inc,
                                               (continued on inside front cover)

    SEE "RISK FACTORS RELATING TO THE NOTES" BEGINNING ON PAGE S-2 OF THE ACCOMPANYING PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF RISK FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE OFFERED SECURITIES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS
  AND PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.
                            ------------------------

     The MOPPRS will be sold to the public at varying prices relating to prevailing market prices at the time of resale to be determined by the MOPPRS Underwriters (as defined herein) at the time of each sale. The net proceeds to the Company before deducting expenses will be 102.267% of the principal amount of the MOPPRS sold and the aggregate net proceeds before deducting expenses will be $562,468,500, plus accrued interest, if any, from June 9, 1998. The Notes will be sold in a fixed price offering on the terms set forth in the table below. For further information with respect to the plan of distribution, see "Supplemental Plan of Distribution."

===============================================================================================================================
                                                   PRICE TO                   UNDERWRITING                 PROCEEDS TO
                                                  PUBLIC(1)                   DISCOUNT(2)                 COMPANY(1)(3)
-------------------------------------------------------------------------------------------------------------------------------
Per Note................................           99.756%                       .625%                       99.131%
-------------------------------------------------------------------------------------------------------------------------------
Total...................................         $249,390,000                  $1,562,500                  $247,827,500
===============================================================================================================================

(1) Plus accrued interest, if any, from June 9, 1998.
(2) The Company has agreed to indemnify the Underwriters against or make contributions relating to certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Supplemental Plan of Distribution."
(3) Before deducting estimated expenses relating to the Offered Securities of $900,000 payable by the Company.
                            ------------------------

     The Offered Securities are offered by the several Underwriters as specified herein, subject to prior sale, when, as and if issued to and accepted by them and subject to certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the Offered Securities will be made through the book-entry facilities of DTC on or about June 9, 1998.
                            ------------------------

                             MANAGERS OF THE MOPPRS

                              Joint Lead Managers

MERRILL LYNCH & CO.                        NATIONSBANC MONTGOMERY SECURITIES LLC
                  CHASE SECURITIES INC.
                                   GOLDMAN, SACHS & CO.
                                                 SBC WARBURG DILLON READ INC.
                            ------------------------

                             MANAGERS OF THE NOTES
MERRILL LYNCH & CO.
                BANCAMERICA ROBERTSON STEPHENS
                               DEUTSCHE BANK SECURITIES
                                            FIRST UNION CAPITAL MARKETS
                                                      SALOMON SMITH BARNEY
                            ------------------------

              The date of this Pricing Supplement is June 4, 1998.
---------------
"MandatOry Par Put Remarketed Securities(SM)" and "MOPPRS(SM)" are service marks owned by Merrill Lynch & Co., Inc.

(continued from cover page)

as Remarketing Dealer (the "Remarketing Dealer"), has elected to remarket the MOPPRS as described herein, the MOPPRS will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date, except in the limited circumstances described herein. See "Description of the Offered Securities -- Description of the
MOPPRS -- Tender of MOPPRS; Remarketing." If the Remarketing Dealer for any reason does not purchase all of the tendered MOPPRS on the Remarketing Date or elects not to remarket the MOPPRS, or in certain other limited circumstances described herein, the Company will be required to repurchase the MOPPRS from the beneficial owners ("Beneficial Owners") thereof at 100% of the principal amount thereof plus accrued interest, if any. See "Description of the Offered Securities -- Description of the MOPPRS -- Repurchase."

     Interest on the Offered Securities is payable semiannually on June 15 and December 15 of each year, commencing December 15, 1998. Except in the limited circumstances described herein, the MOPPRS are not subject to redemption by the Company prior to the Remarketing Date.

     If the MOPPRS remain outstanding after the Remarketing Date, the MOPPRS will be redeemable from the holders of the MOPPRS as a whole or in part at the option of the Company at any time after the Remarketing Date, at a redemption price equal to the greater of (i) 100% of the principal amount thereof and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date, computed by discounting such payments, in each case, to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Redemption Treasury Rate (as defined herein) plus 25 basis points plus, in each case, accrued and unpaid interest on the principal amount thereof to the date of redemption. See "Description of the Offered Securities -- Description of the MOPPRS -- Redemption."

     The Notes will be redeemable as a whole or in part at the option of the Company at any time, at a redemption price equal to the greater of (i) 100% of the principal amount thereof and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date, computed by discounting such payments, in each case, to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Redemption Treasury Rate plus 25 basis points plus, in each case, accrued and unpaid interest on the principal amount thereof to the date of redemption. See "Description of the Offered Securities -- Description of the Notes."

     Ownership of the Offered Securities will be maintained in book-entry form by or through The Depository Trust Company ("DTC"). Interests in the Offered Securities will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Beneficial Owners of the Offered Securities will not have the right to receive physical certificates evidencing their ownership except under the limited circumstances described herein. Settlement for the Offered Securities will be made in immediately available funds. The secondary market trading activity in the Offered Securities will therefore settle in immediately available funds. All payments of principal and interest on the Offered Securities will be made by the Company in immediately available funds so long as the Offered Securities are maintained in book-entry form. Beneficial interests in the Offered Securities may be acquired, or subsequently transferred, only in denominations of $1,000 and integral multiples thereof.

     THE UNDERWRITERS MAY ENGAGE IN TRANSACTIONS THAT MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE OFFERED SECURITIES. SUCH TRANSACTIONS MAY INCLUDE OVER-ALLOTMENT TRANSACTIONS AND THE PURCHASE OF OFFERED SECURITIES TO COVER THE UNDERWRITERS' SHORT POSITIONS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "SUPPLEMENTAL PLAN OF DISTRIBUTION."

                                USE OF PROCEEDS

     The net proceeds from the sale of the Offered Securities (including fees received by the Company in connection with the Remarketing Agreement), estimated to be approximately $809.4 million (after underwriting discounts and estimated offering expenses), will be used by the Company for the repayment of commercial paper. The commercial paper to be repaid matures in June 1998 and as of the date of this Pricing Supplement the average interest rate on such commercial paper was 5.78%.

                     DESCRIPTION OF THE OFFERED SECURITIES

DESCRIPTION OF THE MOPPRS

     The following description of the particular terms of the MOPPRS offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of Senior Notes described in the accompanying Prospectus and Prospectus Supplement, to which description reference is hereby made.

  General

     The MOPPRS are Senior Notes (as defined in the accompanying Prospectus Supplement) issued under the Indenture dated as of November 13, 1997 (the "Indenture") between the Company and LTCB Trust Company, as trustee (the "Trustee"), and are part of a series of Debt Securities described in the accompanying Prospectus Supplement and Prospectus. The MOPPRS will mature on June 15, 2011 (the "Stated Maturity Date").

     The MOPPRS will be senior unsecured obligations of the Company and will be limited to $550,000,000 aggregate principal amount. Except in the limited circumstances described herein, the MOPPRS are not subject to redemption prior to the Remarketing Date at the option of the Company. See "-- Redemption" below.

     The MOPPRS will bear interest at the annual interest rate of 6.4% to June 15, 2001 (the "Remarketing Date"). If the Remarketing Dealer elects to remarket the MOPPRS, except in the limited circumstances described herein, (i) the MOPPRS will be subject to mandatory tender to the Remarketing Dealer at 100% of the principal amount thereof for remarketing on the Remarketing Date, on the terms and subject to the conditions described herein, and (ii) on and after the Remarketing Date, the MOPPRS will bear interest at the rate determined by the Remarketing Dealer in accordance with the procedures set forth below (the "Interest Rate to Maturity"). See "-- Tender of MOPPRS; Remarketing" below.

     Under the circumstances described below, the MOPPRS are subject to redemption by the Company from the Remarketing Dealer on the Remarketing Date. See "-- Redemption" below. If the Remarketing Dealer for any reason does not purchase all of the tendered MOPPRS on the Remarketing Date or elects not to remarket the MOPPRS, or in certain other limited circumstances described herein, the Company will be required to repurchase the MOPPRS from the Beneficial Owners thereof on the Remarketing Date, at 100% of the principal amount thereof plus accrued interest, if any. See "-- Repurchase" below.

     The MOPPRS will bear interest from June 9, 1998, payable semiannually on June 15 and December 15 of each year (each, a "MOPPRS Interest Payment Date"), commencing December 15, 1998, to the persons in whose name the MOPPRS are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related MOPPRS Interest Payment Date (each, a "MOPPRS Record Date"). Interest on the MOPPRS will be computed on the basis of a 360-day year of twelve 30-day months. "Business Day" means any day other than a Saturday, Sunday or a day on which banking institutions in The City of New York are authorized or obligated by law, executive order or governmental decree to be closed.

     Interest payable on any MOPPRS Interest Payment Date and at the Stated Maturity Date or date of earlier redemption or repurchase shall be the amount of interest accrued from and including the next preceding MOPPRS Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including June 9, 1998 if no interest has been paid or duly provided for with respect to the

MOPPRS) to but excluding such MOPPRS Interest Payment Date or the Stated Maturity Date or date of redemption or repurchase, as the case may be. If any MOPPRS Interest Payment Date or the Stated Maturity Date or date of redemption or repurchase of MOPPRS falls on a day that is not a Business Day, the payment shall be made on the next Business Day with the same force and effect as if it were made on the date such payment was due and no interest shall accrue on the amount so payable for the period from and after such MOPPRS Interest Payment Date or the Stated Maturity Date or date of earlier redemption or repurchase, as the case may be.

     The MOPPRS will be issued in denominations of $1,000 and integral multiples thereof.

  Tender of MOPPRS; Remarketing

     The following description sets forth the terms and conditions of the remarketing of the MOPPRS, in the event that the Remarketing Dealer elects to purchase the MOPPRS and remarkets the MOPPRS on the Remarketing Date.

     MANDATORY TENDER. Provided that the Remarketing Dealer gives notice to the Company and the Trustee on a Business Day not more than 15 nor less than 5 Business Days prior to the Remarketing Date of its intention to purchase the MOPPRS for remarketing (the "Notification Date"), each MOPPRS will be automatically tendered, or deemed tendered, to the Remarketing Dealer for purchase on the Remarketing Date, except in the circumstances described under "-- Repurchase" below. The purchase price for the tendered MOPPRS to be paid by the Remarketing Dealer will equal 100% of the principal amount thereof. See "-- Notification of Results; Settlement" below. When the MOPPRS are tendered for remarketing, the Remarketing Dealer may remarket the MOPPRS for its own account at varying prices to be determined by the Remarketing Dealer at the time of each sale. From and after the Remarketing Date, the MOPPRS will bear interest at the Interest Rate to Maturity. If the Remarketing Dealer elects to remarket the MOPPRS, the obligation of the Remarketing Dealer to purchase the MOPPRS on the Remarketing Date is subject, among other things, to the conditions that, since the Notification Date, no material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing. If for any reason the Remarketing Dealer does not purchase all of the tendered MOPPRS on the Remarketing Date, the Company will be required to repurchase the MOPPRS from the Beneficial Owners thereof at a price equal to the principal amount thereof plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date. See "-- Repurchase" below.

     The Interest Rate to Maturity shall be determined by the Remarketing Dealer by 3:30 p.m., New York City time, on the third Business Day immediately preceding the Remarketing Date (the "Determination Date") to the nearest one hundred-thousandth (0.00001) of one percent per annum and will be equal to 5.587% (the "Base Rate") plus the Applicable Spread (as defined below) which will be based on the Dollar Price (as defined below) of the MOPPRS.

     The "Applicable Spread" will be the lowest bid indication, expressed as a spread (in the form of a percentage or in basis points) above the Base Rate, obtained by the Remarketing Dealer on the Determination Date from the bids quoted by five Reference Corporate Dealers (as defined below) for the full aggregate principal amount of the MOPPRS at the Dollar Price, but assuming (i) an issue date equal to the Remarketing Date, with settlement on such date without accrued interest, (ii) a maturity date equal to the Stated Maturity Date of the MOPPRS, and (iii) a stated annual interest rate, payable semiannually on each MOPPRS Interest Payment Date, equal to the Base Rate plus the spread bid by the applicable Reference Corporate Dealer. If fewer than five Reference Corporate Dealers bid as described above, then the Applicable Spread shall be the lowest of such bid indications obtained as described above. The Interest Rate to Maturity announced by the Remarketing Dealer, absent manifest error, shall be binding and conclusive upon the Beneficial Owners and Holders of the MOPPRS, the Company and the Trustee.

     "Dollar Price" means, with respect to the MOPPRS, the present value determined by the Remarketing Dealer, as of the Remarketing Date, of the Remaining Scheduled Payments (as defined below) discounted to the Remarketing Date, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at the Remarketing Treasury Rate (as defined below).

     "Reference Corporate Dealers" means leading dealers of publicly traded debt securities of the Company in The City of New York (which may include the Remarketing Dealer or one of its affiliates) selected by the Remarketing Dealer after consultation with the Company.

     "Remarketing Treasury Rate" means, with respect to the Remarketing Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) yield to maturity of the Remarketing Comparable Treasury Issues (as defined below), assuming a price for the Remarketing Comparable Treasury Issues (expressed as a percentage of its principal amount), equal to the Remarketing Comparable Treasury Price (as defined below) for such Remarketing Date.

     "Remarketing Comparable Treasury Issues" means the United States Treasury security or securities selected by the Remarketing Dealer as having an actual or interpolated maturity or maturities comparable to the remaining term of the MOPPRS being purchased.

     "Remarketing Comparable Treasury Price" means, with respect to the Remarketing Date, (a) the offer prices for the Remarketing Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) on the Determination Date, as set forth on "Telerate Page 500" (or such other page as may replace Telerate Page 500) or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Business Day,
(i) the average of the Remarketing Reference Treasury Dealer Quotations for such Remarketing Date, after excluding the highest and lowest of such Remarketing Reference Treasury Dealer Quotations, or (ii) if the Remarketing Dealer obtains fewer than four such Remarketing Reference Treasury Dealer Quotations, the average of all such Remarketing Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in
(a) above as may replace Dow Jones Markets Limited.

     "Remarketing Reference Treasury Dealer Quotations" means, with respect to each Remarketing Reference Treasury Dealer and the Remarketing Date, the offer prices for the Remarketing Comparable Treasury Issues (expressed in each case as a percentage of its principal amount) quoted to the Remarketing Dealer by such Remarketing Reference Treasury Dealer by 3:30 p.m., New York City time, on the Determination Date.

     "Remarketing Reference Treasury Dealer" means each of Credit Suisse First Boston Corporation, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and Salomon Brothers Inc (or their respective affiliates which are primary U.S. Government securities dealers) and their respective successors; provided, however, that if any of the foregoing or their affiliates shall cease to be a primary U.S. Government securities dealer in The City of New York (a "Primary Treasury Dealer"), the Remarketing Dealer shall substitute therefor another Primary Treasury Dealer.

     "Remaining Scheduled Payments" means, with respect to the MOPPRS, the remaining scheduled payments of the principal thereof and interest thereon, calculated at the Base Rate only, that would be due after the Remarketing Date to and including the Stated Maturity Date, as determined by the Remarketing Dealer; provided, however, that if the Remarketing Date is not a MOPPRS Interest Payment Date, the amount of the next succeeding scheduled interest payment thereon, calculated at the Base Rate only, will be reduced by the amount of interest accrued thereon, calculated at the Base Rate only, to the Remarketing Date.

     NOTIFICATION OF RESULTS; SETTLEMENT. Provided the Remarketing Dealer has previously notified the Company and the Trustee on the Notification Date of its intention to purchase all tendered MOPPRS on the Remarketing Date, the Remarketing Dealer will notify the Company, the Trustee and DTC by telephone, confirmed in writing, by 4:00 p.m., New York City time, on the Determination Date, of the Interest Rate to Maturity effective from and including the Remarketing Date.

     All of the tendered MOPPRS will be automatically delivered to the account of the Trustee, by book-entry through DTC pending payment of the purchase price therefor, on the Remarketing Date.

     In the event that the Remarketing Dealer purchases the tendered MOPPRS on the Remarketing Date, the Remarketing Dealer will make or cause the Trustee to make payment to the DTC Participant of each tendering Beneficial Owner of MOPPRS, by book-entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS, of 100% of the principal amount of the tendered MOPPRS that have been purchased for remarketing by the Remarketing Dealer. If the Remarketing Dealer does not purchase all of the MOPPRS on the Remarketing Date, it will be the obligation of the Company to make or cause to be made such payment for the MOPPRS, as described below under "-- Repurchase." In any case, the Company will make or cause the Trustee to make payment of interest to each Beneficial Owner of MOPPRS due on the Remarketing Date by book-entry through DTC by the close of business on the Remarketing Date.

     The transactions described above will be executed on the Remarketing Date through DTC in accordance with the procedures of DTC, and the accounts of the respective DTC Participants will be debited and credited and the MOPPRS delivered by book entry as necessary to effect the purchases and sales thereof.

     Transactions involving the sale and purchase of MOPPRS remarketed by the Remarketing Dealer on and after the Remarketing Date will settle in immediately available funds through DTC's Same-Day Funds Settlement System.

     The tender and settlement procedures described above, including provisions for payment by purchasers of MOPPRS in the remarketing or for payment to selling Beneficial Owners of tendered MOPPRS, may be modified to the extent required by DTC or to the extent required to facilitate the tender and remarketing of MOPPRS in certificated form, if the book-entry system is no longer available for the MOPPRS at the time of the remarketing. In addition, the Remarketing Dealer may, with the consent of the Company in accordance with the terms of the Indenture, modify the tender and settlement procedures set forth above in order to facilitate the tender and settlement process.

     As long as DTC's nominee holds the certificates representing any MOPPRS in the book entry system of DTC, no certificates for such MOPPRS will be delivered by any selling Beneficial Owner to reflect any transfer of such MOPPRS effected in the remarketing. In addition, under the terms of the MOPPRS and the Remarketing Agreement (described below), the Company has agreed that, notwithstanding any provision to the contrary set forth in the Indenture, (i) it will use its best efforts to maintain the MOPPRS in book-entry form with DTC or any successor thereto and to appoint a successor depositary to the extent necessary to maintain the MOPPRS in book-entry form, and (ii) it will waive any discretionary right it otherwise has under the Indenture to cause the MOPPRS to be issued in certificated form.

     For further information with respect to transfers and settlement through DTC, see "Description of Notes -- Book-Entry Notes" in the accompanying Prospectus Supplement and "Description of Debt Securities -- Global Debt Securities" in the accompanying Prospectus.

     THE REMARKETING DEALER. The Company and the Remarketing Dealer have entered into a Remarketing Agreement, the general terms and provisions of which are summarized below.

     The Remarketing Dealer will not receive any fees or reimbursement of expenses from the Company in connection with the remarketing.

     The Company will agree to indemnify the Remarketing Dealer against certain liabilities, including liabilities under the Securities Act of 1933 (the "Act"), arising out of or in connection with its duties under the Remarketing Agreement.

     In the event that the Remarketing Dealer elects to remarket the MOPPRS as described herein, the obligation of the Remarketing Dealer to purchase MOPPRS from tendering Beneficial Owners of MOPPRS will be subject to several conditions precedent set forth in the Remarketing Agreement, including, among other things, the conditions that, since the Notification Date, no material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, shall have occurred and that no Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS shall have occurred and be continuing. In addition, the Remarketing Agreement will provide for the termination thereof, or redetermination of the Interest Rate to Maturity, by the Remarketing Dealer on or before the Remarketing Date, upon the occurrence of certain events as set forth in the Remarketing Agreement.

     No Holder or Beneficial Owner of any MOPPRS shall have any rights or claims under the Remarketing Agreement or against the Remarketing Dealer as a result of the Remarketing Dealer not purchasing such MOPPRS.

     The Remarketing Agreement also provides that the Remarketing Dealer may resign at any time as Remarketing Dealer, such resignation to be effective 10 days after the delivery to the Company and the Trustee of written notice of such resignation. In such case, it shall be the sole obligation of the Company to appoint a successor Remarketing Dealer.

     The Remarketing Dealer, in its individual or any other capacity, may buy, sell, hold and deal in any of the MOPPRS. The Remarketing Dealer may exercise any vote or join in any action which any Beneficial Owner of MOPPRS may be entitled to exercise or take with like effect as if it did not act in any capacity under the Remarketing Agreement. The Remarketing Dealer, in its individual capacity, either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity under the Remarketing Agreement.

  Repurchase

     In the event that (i) the Remarketing Dealer for any reason does not notify the Company of the Interest Rate to Maturity by 4:00 p.m., New York City time, on the Determination Date, or (ii) prior to the Remarketing Date, the Remarketing Dealer has resigned and no successor has been appointed on or before the Determination Date, or (iii) since the Notification Date, the Remarketing Dealer terminates the Remarketing Agreement due to the occurrence of a material adverse change in the condition of the Company and its subsidiaries, considered as one enterprise, or an Event of Default, or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default, with respect to the MOPPRS, or any other event constituting a termination event under the Remarketing Agreement, or (iv) the Remarketing Dealer elects not to remarket the MOPPRS, or (v) the Remarketing Dealer for any reason does not purchase all tendered MOPPRS on the Remarketing Date, the Company will repurchase the MOPPRS as a whole on the Remarketing Date at a price equal to 100% of the principal amount of the MOPPRS plus all accrued and unpaid interest, if any, on the MOPPRS to the Remarketing Date. In any such case, payment will be made by the Company to the DTC Participant of each tendering Beneficial Owner of MOPPRS, by book-entry through DTC by the close of business on the Remarketing Date against delivery through DTC of such Beneficial Owner's tendered MOPPRS.

  Redemption

     If the Remarketing Dealer elects to remarket the MOPPRS on the Remarketing Date, the MOPPRS will be subject to mandatory tender to the Remarketing Dealer for remarketing on such date, in each case subject to the conditions described above under "-- Tender of MOPPRS; Remarketing" and "-- Repurchase" and to the Company's right to redeem the MOPPRS from the Remarketing Dealer as described in the next sentence. The Company will notify the Remarketing Dealer and the Trustee, not later than the Business Day immediately preceding the Determination Date, if the Company irrevocably elects to exercise its right to redeem the MOPPRS, in whole but not in part, from the Remarketing Dealer on the Remarketing Date at the Optional Redemption Price.

     The "Optional Redemption Price" shall be the greater of (i) 100% of the principal amount of the MOPPRS and (ii) the Dollar Price, plus in either case accrued and unpaid interest from the Remarketing Date on the principal amount being redeemed to the date of redemption. If the Company elects to redeem the MOPPRS, it shall pay the redemption price therefor in same-day funds by wire transfer to an account designated by the Remarketing Dealer on the Remarketing Date.

     If the MOPPRS remain outstanding after the Remarketing Date, the MOPPRS will be redeemable as a whole or in part at the option of the Company at any time after such Remarketing Date, at a redemption price equal to the sum of (a) the greater of (i) 100% of the principal amount thereof and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date, computed by discounting such payments, in each case, to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Redemption Treasury Rate (as defined below), plus 25 basis points, plus (b) accrued and unpaid interest on the principal amount thereof to the date of redemption.

     "Redemption Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Redemption Comparable Treasury Issue, assuming a price for the Redemption Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Redemption Comparable Treasury Price for such redemption date.

     "Redemption Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes or the MOPPRS, as the case may be, to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of such Notes or MOPPRS. "Independent Investment Banker" means one of the Notes Reference Treasury Dealers or MOPPRS Reference Treasury Dealers, as the case may be, appointed by the Trustee after consultation with the Company.

     "Redemption Comparable Treasury Price" means, with respect to any redemption date, (i) the average of the bid and asked prices for the Redemption Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such Business Day, the average of the Redemption Reference Treasury Dealer Quotations actually obtained by the Trustee for such redemption date.

     "Redemption Reference Treasury Dealer Quotations" means, with respect to each Notes Reference Treasury Dealer or MOPPRS Reference Treasury Dealer, as the case may be, and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Redemption Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Notes Reference Treasury Dealer or MOPPRS Reference Treasury Dealer, respectively, at 5:00 p.m. (New York City time) on the third Business Day preceding such redemption date.

     "MOPPRS Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, NationsBanc Montgomery Securities LLC, Chase Securities Inc., Goldman, Sachs & Co. and SBC Warburg Dillon Reed Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company may substitute therefor another Primary Treasury Dealer.

     "Notes Reference Treasury Dealer" means each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, BancAmerica Robertson Stephens, Deutsche Bank Securities Inc. and Salomon Brothers Inc and their respective successors; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company may substitute therefor another Primary Treasury Dealer.

     Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of MOPPRS to be redeemed. If, at the time notice of redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received.

     Upon payment of the redemption price, and after the redemption date interest will cease to accrue on the MOPPRS or portions thereof called for redemption.

DESCRIPTION OF THE NOTES

     The following description of the particular terms of the Notes offered hereby supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Senior Notes described in the accompanying Prospectus and Prospectus Supplement, to which description reference is hereby made.

     The 6.8% Notes due June 15, 2005 (the "Notes") are Senior Notes and Fixed Rate Notes (each as defined in the accompanying Prospectus Supplement) issued under the Indenture and are part of a series of Debt Securities described in the accompanying Prospectus and Prospectus Supplement. The Notes will bear interest at the rate per annum shown on the cover of the Pricing Supplement from June 9, 1998, or from the most recent date to which interest has been paid. Interest will be payable semiannually on June 15 and December 15 of each year (each a "Notes Interest Payment Date"), commencing on December 15, 1998, to the persons in whose names the Notes are registered on the fifteenth calendar day (whether or not a Business Day) immediately preceding the related Notes Interest Payment Date. Interest payable at maturity will be payable to the person to whom principal shall be payable. The Notes will mature on June 15, 2005. See "Description of Notes" in the accompanying Prospectus Supplement.

     The Notes will be redeemable as a whole or in part at the option of the Company at any time, at a redemption price equal to the sum of (a) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon from the redemption date to the maturity date, computed by discounting such payments, in each case, to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Redemption Treasury Rate (as defined above), plus 25 basis points, plus (b) accrued and unpaid interest on the principal amount thereof to the date of redemption.

     The Notes will be issued in book-entry form through the facilities of DTC in minimum denominations of $1,000 and integral multiples thereof. See "Description of Notes -- Book-Entry Notes" in the accompanying Prospectus Supplement.

     Notice of any redemption will be mailed at least 30 days but no more than 60 days before the redemption date to each holder of Notes to be redeemed. If, at the time notice of redemption is given, the redemption moneys are not held by the Trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received.

     Upon payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

CERTAIN COVENANTS

     The Offered Securities contain the following covenants:

     Limitations on Issuance or Disposition of Stock of Significant Subsidiaries. The Company will not, nor will it permit any Significant Subsidiary to, issue, sell or otherwise dispose of any shares of Capital Stock (other than non-voting Preferred Stock) of any Significant Subsidiary, except for (i) directors' qualifying shares; (ii) sales or other dispositions to the Company or to one or more wholly owned Significant Subsidiaries; (iii) the sale or other disposition of all or any part of the Capital Stock of any Significant Subsidiary for consideration which is at least equal to the fair value of such Capital Stock as determined by the Company's board of directors (acting in good faith); or (iv) any issuance, sale, assignment, transfer or other disposition made in compliance with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of the Company or any Significant Subsidiary.

     Limitation on Liens. Except as provided below, neither the Company nor any Significant Subsidiary may incur, issue, assume or guarantee any Indebtedness secured by a Lien on any property or assets of the Company or any Significant Subsidiary, or any shares of Capital Stock of any Significant Subsidiary, without effectively providing that the Offered Securities (together with, if the Company shall so determine, any other Indebtedness which is not subordinated to the Offered Securities) shall be secured equally and ratably with (or prior to) such Indebtedness, so long as such Indebtedness shall be so secured; provided, however, that this covenant shall not apply to Indebtedness secured by (i) Liens existing on the date of this Pricing Supplement; (ii) Liens on property of, or on any shares of stock of, any corporation existing at the time such corporation becomes a Significant Subsidiary or merges into or consolidates with the Company or a Significant Subsidiary; (iii) Liens on property or on shares of stock existing at the time of acquisition thereof by the Company or any Significant Subsidiary; (iv) Liens to secure the financing of the acquisition, construction or improvement of property, or the acquisition of shares of stock by the Company or any Significant Subsidiary, provided that such Liens are created not later than one year after such acquisition or, in the case of property, no later than one year after completion of construction or commencement of commercial operation, whichever is later, are limited to the property acquired, constructed or improved or the shares of stock acquired and do not secure indebtedness in excess of the cost of such acquisition, construction or improvement; (v) Liens in favor of the Company or any Subsidiary; (vi) Liens in favor of, or required by, governmental authorities; and (vii) any extension, renewal or replacement as a whole or in part of any Lien referred to in the foregoing clauses (i) to (vi) inclusive; provided, however, that (a) such extension, renewal or replacement Lien shall be limited to all or a part of the same property or shares of stock that secured the Lien extended, renewed or replaced and (b) the Indebtedness secured by such Lien at such time is not so increased.

     The restrictions in the immediately preceding paragraph do not apply if, immediately after the incurrence, issuance, assumption or guarantee of any Indebtedness secured by a Lien, the aggregate principal amount of such secured Indebtedness (other than Indebtedness secured by Liens described in clauses (i) to (vii), inclusive, of the immediately preceding paragraph) would not exceed 10% of Consolidated Capitalization.

     Neither the Offered Securities nor the Indenture contain any provisions other than the foregoing which will restrict the Company from incurring, assuming or becoming liable with respect to any indebtedness or other obligations, whether secured or unsecured, or from paying dividends or making other distributions on its capital stock or purchasing or redeeming its capital stock. Neither the Offered Securities nor the Indenture contain any financial ratios or specified levels of net worth or liquidity to which the Company must adhere. In addition, neither the Offered Securities nor the Indenture contain any provision which would require the Company to repurchase or redeem or otherwise modify the terms of any of the Offered Securities upon a change in control or other events involving the Company which may adversely affect the creditworthiness of the Offered Securities.

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Offered Securities.

     "Capital Lease Obligations" of a Person means any obligation that is required to be classified and accounted for as a capital lease on the face of a balance sheet of such Person prepared in accordance with generally accepted accounting principles; the amount of such obligations shall be the capitalized amount thereof, determined in accordance with generally accepted accounting principles; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

     "Capital Stock" means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interest in (however designated) corporate stock, including any Preferred Stock.

     "Consolidated Capitalization" means the sum of the Company's consolidated shareholders' equity, redeemable preferred stock and preferred securities in any trust, partnership, corporation or other entity of which more than 50% of the voting equity is owned directly or indirectly by the Company, including, without limitation, the trust securities issued by Conseco Financing Trust I, Conseco Financing Trust II, Conseco Financing Trust III and Conseco Financing Trust IV.

     "Indebtedness" means: (i) any liability of any Person (1) for borrowed money, or under any reimbursement obligation relating to a letter of credit (other than letters of credit obtained in the ordinary course of business), or
(2) evidenced by a bond, note, debenture or similar instrument (including a purchase money obligation) given in connection with the acquisition of any businesses, properties or assets of any kind or with services incurred in connection with capital expenditures (other than accounts payable or other indebtedness to trade creditors arising in the ordinary course of business), or
(3) for the payment of money relating to a Capital Lease Obligation; (ii) any liability of others described in the preceding clause (i) that the Person has guaranteed or that is otherwise its legal liability; and (iii) any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of types referred to in clauses (i) and (ii) above.

     "Lien" means any lien, mortgage, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock or limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Significant Subsidiary" means any Subsidiary with net earnings which constituted at least 20% of the Company's consolidated total net earnings, as determined as of the date of the Company's most recently prepared quarterly financial statements for the 12-month period then ended.

     "Stated Maturity," when used with respect to any security or any installment of interest on any security, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest, respectively, is finally due and payable, except as otherwise provided in the case of Capital Lease Obligations.

     "Subsidiary" means a corporation of which a majority of the Capital Stock having voting power under ordinary circumstances to elect a majority of the board of directors is owned directly or indirectly by the Company or by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

     CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS OF THE MOPPRS

     The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the MOPPRS is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, Internal Revenue Service ("IRS") rulings and pronouncements and administrative and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or possible differing interpretations. This summary deals only with MOPPRS held as capital assets (within the meaning of section 1221 of the Code) and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, persons holding MOPPRS as a hedge against currency risk or as a position in a "straddle" or conversion transaction, or persons whose functional currency is not the U.S. dollar.

     PROSPECTIVE INVESTORS CONSIDERING THE PURCHASE OF THE MOPPRS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THE APPLICATION OF UNITED STATES FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF THE MOPPRS ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION.

     As used herein, the term "U.S. Holder" means a Beneficial Owner of a MOPPRS that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof (other than a partnership that is not treated as a United States person under any applicable Treasury regulations), (iii) an estate whose income is subject to United States Federal income tax regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or
(v) any other person whose income or gain in respect of a MOPPRS is effectively connected with the conduct of a United States trade or business. Notwithstanding the preceding sentence, to the extent provided in Treasury regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date, that elect to continue to be treated as United States persons also will be a U.S. Holder. As used herein, the term "non-U.S. Holder" means a Beneficial Owner of a MOPPRS that is not a U.S. Holder.

     The United States Federal income tax treatment of debt obligations such as the MOPPRS is not entirely certain and depends, in part, on whether the MOPPRS are treated as maturing on their Stated Maturity Date

(i.e., 2011) or on the Remarketing Date. Because the MOPPRS are subject to mandatory tender on the Remarketing Date, the Company intends to treat the MOPPRS as maturing on the Remarketing Date for United States Federal income tax purposes. By purchasing the MOPPRS, the U.S. Holder agrees to follow such treatment for United States Federal income tax purposes. Based on such treatment, interest on the MOPPRS should constitute "qualified stated interest" and generally should be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. Holder's regular method of accounting). Under the foregoing, if the MOPPRS are issued to the Holder at par value or alternatively, the excess of the par value over the issue price does not exceed the statutory de minimis amount (generally 1/4 of 1% of the MOPPRS' stated redemption price at the Remarketing Date multiplied by the number of complete years to the Remarketing Date from its issue date), the MOPPRS will not be treated as having original issue discount.

     If the MOPPRS are issued at a discount greater than the statutory de minimis amount, a Holder must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of accounting. See "Certain United States Federal Income Tax Considerations -- Original Issue Discount."

     Under the foregoing treatment, upon the sale, exchange or retirement of a MOPPRS, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and such U.S. Holder's adjusted tax basis in the MOPPRS. A U.S. Holder's adjusted tax basis in a MOPPRS generally will equal such U.S. Holder's initial investment in the MOPPRS increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such MOPPRS.

     There can be no assurance that the Internal Revenue Service ("IRS") will agree with the Company's treatment of the MOPPRS, and it is possible that the IRS could assert another treatment. For instance, it is possible that the IRS could seek to treat the MOPPRS as maturing on the Stated Maturity Date. In that event, because the Interest Rate to Maturity will not be determined until the Determination Date, the MOPPRS would be treated as having contingent interest under the Treasury regulations governing debt instruments that provide for contingent payments (the "Contingent Payment Regulations"). In that event, the Company would be required to construct a projected payment schedule for the MOPPRS, based upon the Company's current borrowing costs for comparable noncontingent debt instruments of the Company from which an estimated yield on the MOPPRS would be calculated. A U.S. Holder would be required to include in income original issue discount in an amount equal to the product of the adjusted issue price of the MOPPRS at the beginning of each interest accrual period and the estimated yield of the MOPPRS. In general, for these purposes, a MOPPRS' adjusted issue price would equal the MOPPRS's issue price increased by the interest previously accrued on the MOPPRS, and reduced by all payments made on the MOPPRS. As a result of the application of the Contingent Payment Regulations, it is possible that a U.S. Holder would be required to include interest in income in excess of actual cash payments received for certain taxable years.

     In addition, the character of any gain or loss, upon the sale or exchange of a MOPPRS (including a sale pursuant to the mandatory tender on the Remarketing Date) by a U.S. Holder, will differ if the MOPPRS were treated as contingent payment obligations. Any such taxable gain generally would be treated as ordinary income. Any such taxable loss generally would be ordinary to the extent of previously accrued original issue discount, and any excess would generally be treated as capital loss.

NON-U.S. HOLDERS

     A non-U.S. Holder will not be subject to Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a MOPPRS, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S.

Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the Beneficial Owner of the MOPPRS under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the Beneficial Owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the Beneficial Owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a MOPPRS is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the Beneficial Owner to the organization or institution. The Treasury Department is considering implementation of further certification requirements aimed at determining whether the issuer of a debt obligation is related to holders thereof.

     Generally, a non-U.S. Holder will not be subject to Federal income taxes on any amount which constitutes gain upon retirement or disposition of a MOPPRS, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

     The MOPPRS will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of the Company or, at the time of such individual's death, payments in respect of the MOPPRS would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

     Backup withholding of Federal income tax at a rate of 31% may apply to payments made in respect of the MOPPRS to registered owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the registered owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the MOPPRS to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

     In addition, upon the sale of a MOPPRS to (or through) a broker, the broker must withhold 31% of the entire purchase price, unless either (i) the broker determines that the seller is a corporation or other exempt recipient or (ii) the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met). Such a sale must also be reported by the broker to the IRS, unless either (i) the broker determines that the seller is an exempt recipient or (ii) the seller certifies its non-U.S. status (and certain other conditions are met). Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8 under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence.

     Any amounts withheld under the backup withholding rules from a payment to a Beneficial Owner would be allowed as a refund or a credit against such Beneficial Owner's United States Federal income tax provided the required information is furnished to the IRS.

FINAL WITHHOLDING REGULATIONS

     The Treasury Department issued final regulations (the "Final Regulations") which make certain modifications to the withholding, backup withholding and information reporting rules described above. The Final Regulations attempt to unify certification requirements and modify reliance standards. The Final Regulations will generally be effective for payments made after December 31, 1999, subject to certain transition rules. Prospective investors are urged to consult their own tax advisors regarding the Final Regulations.

                              ERISA CONSIDERATIONS

     The Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA), (b) plans described in section 4975(e)(1) of the Code, including individual retirement accounts or Keogh plans, (c) any entities whose underlying assets include plan assets by reason of a plan's investment in such entities (each a "Plan") and (d) persons who have certain specified relationships to such Plans ("Parties-in-Interest" under ERISA and "Disqualified Persons" under the Code). ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA and prohibits certain transactions between a Plan and Parties-in-Interest or Disqualified Persons with respect to such Plans.

     The Company and the Remarketing Dealer, because of their activities or the activities of their respective affiliates, may be considered to be Parties-in-Interest or Disqualified Persons with respect to certain Plans. If the MOPPRS are acquired by a Plan with respect to which the Company or the Remarketing Dealer is, or subsequently becomes, a Party-in-Interest or Disqualified Person, the purchase or holding of MOPPRS or their sale to the Remarketing Dealer could be deemed to be a direct or indirect violation of the Prohibited Transaction provisions of ERISA or the Code unless such transaction were subject to one or more statutory or administrative exemptions such as Prohibited Transaction Class Exemption ("PTCE") 75-1, which exempts certain transactions involving employee benefit plans and certain broker-dealers, reporting dealers and banks; PTCE 90-1, which exempts certain transactions between insurance company pooled separate accounts and Parties-in-Interest or Disqualified Persons; PTCE 91-38, which exempts certain transactions between bank collective investment funds and Parties-in-Interest or Disqualified Persons; PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a "qualified professional asset manager," PTCE 95-60, which exempts certain transactions between insurance company general accounts and Parties-in-Interest or Disqualified Persons; or PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an "in-house asset manager." Even if the conditions specified in one or more of these exemptions are met, the scope of relief provided by these exemptions will not necessarily cover all acts that might be construed as prohibited transactions.

     Insurance companies considering an investment in MOPPRS should note that, based on the reasoning of the United States Supreme Court in John Hancock Life Ins. v. Harris Trust and Sav. Bank, 114 S. Ct. 517 (1993), an insurance company's general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract). Moreover, the Small Business Job Protection Act of 1996 added new Section 401(c) of ERISA relating to the status of the assets of insurance company general accounts under ERISA and Section 4975 of the Code. Pursuant to Section 401(c), the Department of Labor issued proposed regulations (the "Proposed General Account Regulations") in December, 1997, with respect to insurance policies issued on or before December 31, 1998 that are supported by an insurer's general account. The Proposed General Account Regulations are intended to provide guidance on which assets held by the insurer constitute "plan assets" of a Plan for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code. The "plan assets" status of insurance company separate accounts is unaffected by new Section 401(c) of ERISA, and separate account assets continue to be treated as the "plan assets" of a Plan invested in a separate account.

     Accordingly, prior to making an investment in the MOPPRS, the Plan fiduciaries with the authority to make such investments should determine whether the Company or the Remarketing Dealer is a Party-in-Interest or Disqualified Person with respect to such Plan and, if so, whether such transaction is subject to one or more statutory or administrative exemptions, including those described above.

     Such fiduciaries also should consult with their legal advisers concerning the application of ERISA and the Code to and the potential consequences of such investments with respect to their specific circumstances. Moreover, each such fiduciary should take into account, among other considerations, whether under the general fiduciary standards of investment prudence and diversification an investment in the MOPPRS is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan's investment portfolio.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

THE MOPPRS

     Subject to the terms and conditions set forth in the Distribution Agreement (as supplemented by a terms agreement dated as of the date hereof and relating to the MOPPRS, the "MOPPRS Distribution Agree-ment"), between the Company and each of the underwriters named below, the Company has agreed to sell to each of the underwriters named below (the "MOPPRS Underwriters"), and each of the MOPPRS Underwriters has severally agreed to purchase from the Company, the respective principal amount of the MOPPRS set forth opposite its name below at a purchase price of 99.556% of such principal amount and, in addition, Salomon Brothers Inc has agreed to pay certain fees to the Company under the Remarketing Agreement.

                                                               PRINCIPAL
                                                               AMOUNT OF
UNDERWRITER                                                      MOPPRS
-----------                                                   ------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................  $140,000,000
NationsBanc Montgomery Securities LLC.......................   140,000,000
Chase Securities Inc........................................    90,000,000
Goldman, Sachs & Co.........................................    90,000,000
SBC Warburg Dillon Read Inc.................................    90,000,000
                                                              ------------
             Total..........................................  $550,000,000
                                                              ============

     In the MOPPRS Distribution Agreement, the MOPPRS Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the MOPPRS offered hereby if any are purchased. The MOPPRS Underwriters have advised the Company that the MOPPRS Underwriters propose to offer the MOPPRS from time to time for sale in negotiated transactions or otherwise, at prices relating to prevailing market prices determined at the time of sale. The MOPPRS Underwriters may effect such transactions by selling MOPPRS to or through dealers and such dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the MOPPRS Underwriters and any purchasers of MOPPRS for whom they may act as agent. The MOPPRS Underwriters and any dealers that participate with the MOPPRS Underwriters in the distribution of the MOPPRS may be deemed to be underwriters, and any discounts or commissions received by them and any profit on the resale of MOPPRS by them may be deemed to be underwriting compensation.

     The MOPPRS Underwriters are permitted to engage in certain transactions that maintain or otherwise affect the price of the MOPPRS. Such transactions may include over-allotment transactions and purchases to cover short positions created by the MOPPRS in connection with the offering. If the MOPPRS Underwriters create a short position in the MOPPRS in connection with the offering, i.e., if they sell MOPPRS in an aggregate principal amount exceeding that set forth on the cover page of the Pricing Supplement, the MOPPRS Underwriters may reduce that short position by purchasing MOPPRS in the open market.

     In general, purchases of a security to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor the MOPPRS Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the MOPPRS. In addition, neither the Company nor the MOPPRS Underwriters make any representation that the MOPPRS Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of business, the MOPPRS Underwriters and their affiliates have engaged and may in the future engage in investment banking or commercial banking transactions with the Company and certain of its affiliates.

     The MOPPRS are a new issue of securities with no established trading market. The Company has been advised by the MOPPRS Underwriters that they intend to make a market in the MOPPRS, but they are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the development or liquidity of a trading market for the MOPPRS.

     The Company has agreed to indemnify the MOPPRS Underwriters against certain liabilities under the Act, or to make contribution to certain payments in respect thereof.

THE NOTES

     Subject to the terms and conditions set forth in the Distribution Agreement (as supplemented by a terms agreement dated as of the date hereof and relating to the Notes, the "Notes Distribution Agreement"), between the Company and each of the underwriters named below (the "Notes Underwriters" and, together with the MOPPRS Underwriters, the "Underwriters"), the Company has agreed to sell to each of the Notes Underwriters, and each of the Notes Underwriters has severally agreed to purchase, the respective principal amount of the Notes set forth opposite its name below.

                                                              PRINCIPAL AMOUNT
UNDERWRITER                                                       OF NOTES
-----------                                                   ----------------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................    $ 50,000,000
BancAmerica Robertson Stephens..............................      50,000,000
Deutsche Bank Securities Inc. ..............................      50,000,000
First Union Capital Markets, a division of Wheat First
  Securities, Inc. .........................................      50,000,000
Salomon Brothers Inc .......................................      50,000,000
                                                                ------------
             Total..........................................    $250,000,000
                                                                ============

     In the Notes Distribution Agreement, the several Notes Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all of the Notes offered hereby if any are purchased.

     The Notes Underwriters have advised the Company that they propose initially to offer the Notes directly to the public at the public offering price set forth on the cover page of this Pricing Supplement, and to certain dealers at such price less a concession not in excess of .375% of the principal amount per Note. The Notes Underwriters may allow, and such dealers may reallow, a discount not in excess of .25% of the principal amount per Note to certain other dealers. After the initial public offering of the Notes, the public offering price, concession and discount may be changed.

     The Notes Underwriters are permitted to engage in certain transactions that stabilize the price of the Notes. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. If the Notes Underwriters create a short position in the Notes in connection with the offering, i.e., if they sell Notes in an aggregate principal amount exceeding that set forth on the cover page of this Pricing Supplement, the Notes Underwriters may reduce that short position by purchasing Notes in the open market.

     In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

     Neither the Company nor the Notes Underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither the Company nor the Notes Underwriters make any representation that the Notes Underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

     In the ordinary course of business, the Notes Underwriters and their affiliates have engaged and may in the future engage in investment banking and commercial banking transactions with the Company and certain of its affiliates.

     The Notes are a new issue with no established trading market. The Company has been advised by the Notes Underwriters that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue such market making at any time without notice. No assurance can be given as to the development or liquidity of a trading market for the Notes.

     The Company has agreed to indemnify the Notes Underwriters against certain liabilities under the Act, or to make contribution to certain payments in respect thereof.

                                    EXPERTS

     The consolidated financial statements of the Company at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in the accompanying Prospectus, have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of Green Tree Financial Corporation at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in the accompanying Prospectus, have been audited by KPMG Peat Marwick LLP, independent auditors, as set forth in their report thereon incorporated by reference herein, and are incorporated by reference in reliance upon such report, given upon authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by John J. Sabl, Executive Vice President, General Counsel and Secretary of the Company, and for the Underwriters by Sidley & Austin, Chicago, Illinois. In rendering their opinion, Sidley & Austin will rely as to matters of Indiana law on the opinion of Mr. Sabl. Certain other matters with respect to the offering will be passed upon for the Company by Locke Reynolds Boyd & Weisell, Indianapolis, Indiana, and by LeBoeuf, Lamb, Greene & MacRae, L.L.P., a limited liability partnership including professional corporations, New York, New York. Mr. Sabl is a full-time employee and owns 75,000 shares, and has options to purchase 450,000 shares, of Common Stock of the Company. Sidley & Austin provides legal services to the Company in certain other matters.

===============================================================

     NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN CONTAINED OR INCORPORATED BY REFERENCE IN THIS PRICING SUPPLEMENT, THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PRICING SUPPLEMENT, THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND THE PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PRICING SUPPLEMENT, THE ACCOMPANYING PROSPECTUS SUPPLEMENT OR THE PROSPECTUS NOR ANY SALE MADE HEREUNDER AND THEREUNDER SHALL UNDER ANY CIRCUMSTANCE CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PRICING SUPPLEMENT, THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER IS NOT QUALIFIED TO DO SO OR TO ANYONE TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
                               ------------------

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
                PRICING SUPPLEMENT
Use of Proceeds............................   PS-3
Description of the Offered Securities......   PS-3
Certain United States Federal Income Tax
  Considerations of the MOPPRS.............  PS-11
ERISA Considerations.......................  PS-13
Supplemental Plan of Distribution..........  PS-14
Experts....................................  PS-17
Legal Matters..............................  PS-17
              PROSPECTUS SUPPLEMENT
Cautionary Statements Regarding Forward-
  Looking Statements.......................    S-2
Risk Factors Relating to the Notes.........    S-2
Use of Proceeds............................    S-5
Description of Notes.......................    S-5
Special Provisions Relating to Foreign
  Currency Notes...........................   S-21
Certain United States Federal Income Tax
  Considerations...........................   S-23
Supplemental Plan of Distribution..........   S-38
Legal Matters..............................   S-39
                    PROSPECTUS
Available Information......................      3
Incorporation of Certain Documents By
  Reference................................      4
The Company................................      5
The Conseco Trusts.........................      5
Use of Proceeds............................      6
Ratios of Earnings to Fixed Charges,
  Earnings to Fixed Charges and Preferred
  Stock Dividends and Earnings to Fixed
  Charges, Preferred Stock Dividends and
  Distributions on Company-Obligated
  Mandatorily Redeemable Preferred
  Securities of Subsidiary Trusts..........      6
Description of Debt Securities.............      7
Description of Capital Stock...............     15
Description of Depositary Shares...........     18
Description of Warrants....................     22
Description of Preferred Securities of the
  Conseco Trusts...........................     22
Description of Trust Guarantees............     23
Plan of Distribution.......................     26
Legal Matters..............................     28
Experts....................................     28

===============================================================
===============================================================
                                  $800,000,000
                                 CONSECO, INC.
                                  $550,000,000
                             6.4% MANDATORY PAR PUT
                           REMARKETED SECURITIES(SM)
                                 ("MOPPRS(SM)")
                               DUE JUNE 15, 2011
                                  $250,000,000
                          6.8% NOTES DUE JUNE 15, 2005

                           -------------------------

                               PRICING SUPPLEMENT
                           -------------------------
                             MANAGERS OF THE MOPPRS
                              Joint Lead Managers
                              MERRILL LYNCH & CO.
                     NATIONSBANC MONTGOMERY SECURITIES LLC

                             CHASE SECURITIES INC.
                              GOLDMAN, SACHS & CO.
                          SBC WARBURG DILLON READ INC.
                           -------------------------
                             MANAGERS OF THE NOTES
                              MERRILL LYNCH & CO.
                         BANCAMERICA ROBERTSON STEPHENS
                            DEUTSCHE BANK SECURITIES
                          FIRST UNION CAPITAL MARKETS
                              SALOMON SMITH BARNEY
                                  JUNE 4, 1998
                         "MANDATORY PAR PUT REMARKETED
                      SECURITIES(SM)" AND "MOPPRS(SM)" ARE
                             SERVICE MARKS OWNED BY
                           MERRILL LYNCH & CO., INC.
===============================================================